Exhibit 4.30

FEDERAL SERVICE FOR SUPERVISION IN THE AREA OF COMMUNICATIONS

LICENSE

No. 33780

Licensee’s details:

Open Joint Stock Company

Mobile TeleSystems

Location:

109147, Moscow, 4 Marksistskaya Str.

Services:

Communication channel provision services

The enclosed License includes License terms on 2 pages.

This License is valid from	October 13, 2005	to	October 13, 2010

Service commencement date
(not later than)			October 13, 2005

Seal:        Federal Service for Supervision in the Area of Communications

Deputy Head of the
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov

Federal Service for Supervision in the Area of Communications

OPERATING TERMS
For License No. 33780**

1.             Mobile TeleSystems OJSC (the “Licensee”) shall comply with the expiry term of this License.

2.             The Licensee shall commence rendering communication services hereunder not later than October 13, 2005.

3.             The Licensee shall render the services hereunder on provision of communication channels inside a single region of the Russian Federation and outside of a single region of the Russian Federation only in the following territories:

Regions:                Ivanovo, Kirov, Nizhny Novgorod, Yaroslavl.

4.             The Licensee under this License shall provide subscribers and/or users the technical capacity to transmit information via channels and tracts in analog and digital transmission systems of cable, air, radio-relay and satellite communication lines.*

5.             The Licensee shall render the services hereunder in compliance with the terms established for the allocation of radio frequency bands, assignment of radio frequencies and radio frequency channels.

6.             The Licensee shall implement the requirements to communication networks and equipment necessary for operations and investigations established by the Federal executive body in the area of communications, as agreed with state bodies authorized to conduct operations and investigations, authorized Federal executive agency of respective competence for communication in coordination with state authorities in charge of surveillance operations, and shall ensure protection of the confidential organizational and tactical techniques used for such operations.

*              The services rendered hereunder may be accompanied by the provision of other services closely technologically connected with communication channel provision services and aimed to increase their consumer value unless such services are subject to additional licensing.

**           This License is issued as an extension of the term of License No. 16245 dated October 13, 2000.

[Seal]
Deputy Head
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov